Exhibit 10.2

Non-Binding Letter of Interest (LOI)

Date: May 23, 2025

Bion Environmental Technologies, Inc:

Yield RMG, LLC has an interest Bion's in procuring 10-0-0 Liquid Ammonium Bicarbonate “Bion's product” and may commit to purchasing the product spot pricing via when the product becomes available. Below are basic terms of the non-binding LOI which are subject to the Conditions Precedent:

1.	Yield RMG, LLC agrees to pricing equivalent to $7.00/lb of nitrogen for the product, FOB from point of origin.
2.	Yield RMG, LLC agrees to pay transport.
3.	Yield RMG, LLC has interest in approximately 100,000 gallons of Bion's product per annum.
4.	Bion will produce the product and store on-site.
5.	A term contract may be considered by Yield RMG, LLC to reserve future production volumes of Bion's product.

Conditions Precedent:

1.	Evidence of OMRI compliance will be provided to the customer upon delivery.
2.	Bion's Product will meet a minimum liquid nitrogen content of 10% ammoniacal nitrogen.
3.	Yield RMG, LLC acknowledges that Bion is a publicly-traded company. As such, this LOI represents a material event that, by statute, Bion must announce publicly and in an SEC 8-K filing.

This Non-binding Letter of Intent is agreed to and accepted as of the 23rd of May, 2025.

Bion Environmental Technologies, Inc.

By:	/s/ Craig Scott
Craig Scott, CEO

Yield RMG, LLC

By:	/s/ Caleb Adams
Caleb Adams, Co-Founder & CEO